Exhibit 99

Company Contact:

Mary C. Adams, Investor Relations

310-342-2229

maryadams@learningtree.com

LEARNING TREE ANNOUNCES SECOND QUARTER RESULTS

LOS ANGELES, CA—May 6, 2003—Learning Tree International, Inc. (NASDAQ NM: LTRE) announced revenues and income for the quarter and six months ended March 31, 2003.

Revenues for the quarter decreased by 14% to $35.1 million from $40.6 million for the corresponding quarter of the prior year. Income (loss) from operations for the second quarter this year was a loss of $1.6 million, compared to income of $0.7 million for the same quarter of fiscal 2002. Net income (loss) for the quarter was a loss of $0.6 million compared to income of $0.7 million for the same quarter last year. Net income (loss) per diluted share for the second quarter was a loss of $0.03 compared with income of $0.04 for the same quarter of the prior year.

Revenues for the six months ended March 31, 2003 decreased by 13% to $76.8 million from $87.8 million for the same period of the prior year. Income from operations for the six months ended March 31, 2003 was $3.0 million versus $4.6 million for the same period of fiscal 2002. Net income for the first six months of fiscal 2003 was $2.8 million compared to $3.6 million in the corresponding period of fiscal 2002. Net income per diluted share for the first six months of fiscal 2003 was $0.16 compared to $0.19 in the corresponding period of fiscal 2002.

Dr. David C. Collins, Learning Tree’s Chairman and CEO commented, “While the February blizzard on the East Coast and the war in Iraq somewhat adversely affected our revenues in the quarter, we were able to achieve a better bottom line than we had forecast in our last report through our ongoing focus on costs. More importantly, given those cost improvements, and expected seasonal improvements in our revenues, we expect to return to profitability in our third fiscal quarter that is currently under way. However, until the IT industry begins to improve, we plan to operate our business based on an assumption that future quarterly revenues could continue at lower levels than in the equivalent periods last year.”

There will be a conference call today, May 6, 2003, at 1:30 p.m. (PDT) during which Learning Tree senior management will discuss its second quarter results and will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://www.learningtree.com or by dialing 1-800-299-0148. Prepared remarks related to the call will be available at the same website just prior to the call.

Learning Tree International is a leading worldwide provider of vendor-independent education and training to information technology professionals in business and government organizations. The Company develops, markets and delivers a broad, proprietary library of instructor-led courses focused on client/server technology, operating systems, programming languages, intranet/Internet/Web applications, computer networks, computer and network security, databases, software engineering, object-oriented technology and IT management. The Company also tests and certifies IT professionals, and Learning Tree courses are recommended for college credit by the American Council on Education and are accepted for college credit at the University of Phoenix. For more information about Learning Tree products and services, call 1-800-THE-TREE, or visit us on the World Wide Web at http://www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are “forward-looking statements.” All plans, projections, and future estimates are forward-looking statements, which in some, but not all, cases, are identified by words such as “anticipate,” “estimate,” “project,” “believe,” “expect” and similar expressions. Please do not put undue reliance on forward-looking statements. Forward-looking statements are based on certain factors and assumptions about future risks and uncertainties. Many, but not all, of these factors and assumptions are identified in Exhibit 99.1, “Risk Factors” to Learning Tree International, Inc.’s 2002 Annual Report on Form 10-K (“Exhibit 99.1”). Although Learning Tree believes that the assumptions are reasonable, it is likely that at least some of the forward-looking statements will not come true. Accordingly, Learning Tree’s actual results will differ from those suggested by any forward-looking statement, and those differences could be material. Factors that could cause or contribute to such differences include, among others, those factors included in Exhibit 99.1 as well as those discussed in other places in Learning Tree’s filings with the Securities and Exchange Commission. For example, actual results could differ materially from those projected as a result of Learning Tree’s dependence on the timely development, introduction and customer acceptance of courses and products; risks in technology development and introduction; risks associated with the introduction of e-learning either by Learning Tree or its competitors; the impact of competition and pricing pressures; Learning Tree’s ability to attract and retain key management and other personnel; risks associated with international operations, including currency fluctuations; the effect of changing economic conditions; Learning Tree’s ability to maintain its current operating margins; the effect of adverse weather conditions, strikes, acts of war or terrorism, and other external events.

Should one or more of these risks, or any other risk, materialize, or should one or more of the underlying assumptions prove to be incorrect, Learning Tree’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking information will in fact prove to be correct. Learning Tree does not undertake any obligation to update forward-looking statements.

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	(Unaudited)		(Unaudited)
	2003	2002	2003	2002
Revenues	$35,062	$40,635	$76,821	$87,806
Costs of revenues	17,452	18,468	36,340	39,460

Gross profit	17,610	22,167	40,481	48,346

Operating expenses:
Course development	2,117	2,287	4,192	4,777
Sales and marketing	11,069	13,064	21,075	26,089
General and administrative	6,031	6,122	12,227	12,897

Total operating expenses	19,217	21,473	37,494	43,763

Income (loss) from operations	(1,607)	694	2,987	4,583

Other income (expense)	683	465	1,313	1,017

Income (loss) before income taxes	(924)	1,159	4,300	5,600
Provision (benefit) for income taxes	(328)	412	1,527	1,988

Net income (loss)	$(596)	$747	$2,773	$3,612

Earnings (loss) per common share	$(0.03)	$0.04	$0.16	$0.19

Earnings (loss) per common share assuming dilution	$(0.03)	$0.04	$0.16	$0.19

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	March 31, 2003	September 30, 2002
	(Unaudited)
Cash and cash equivalents	$90,172	$96,897
Accounts receivable	11,067	11,522
Prepaid expenses and taxes	10,714	11,992

Total current assets	111,953	120,411
Equipment, long-term investments and other	31,080	33,607

Total assets	$143,033	$154,018

Accounts payable and accrued liabilities	$17,852	$18,688
Deferred revenue	52,863	55,868

Total current liabilities	70,715	74,556
Other	2,787	2,732

Total liabilities	73,502	77,288

Stockholders’ equity	69,531	76,730

Total liabilities and stockholders’ equity	$143,033	$154,018